Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 17, 2020

To the Board of Directors and Stockholders

Alta Equipment Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Alta Equipment Group, Inc., pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated December 13, 2019, relating to the consolidated financial statements of Alta Equipment Holdings, Inc. and Subsidiaries as of, and for the years ended, December 31, 2018 and 2017, which appear in the Registration Statement (Form S-1 (No. 333-251097)). We also consent to the reference to us under the captions “Experts” and “Selected Financial Data” in the Registration Statement (Form S-1 (No. 333-251097)) that is incorporated by reference in this Registration Statement.

/s/ George Johnson & Company

CERTIFIED PUBLIC ACCOUNTANTS

Detroit, Michigan